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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, 33-90976, and 33-74780 of Health Net, Inc. on Form S-8 of our reports dated February 13, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets upon adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in and incorporated by reference in this Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 21, 2003

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INDEPENDENT AUDITORS' CONSENT